Filed pursuant to Rule 424(b)(3)
Registration Statement on Form F-6
Number: 333-187289

This revised form of American Depository Receipt is filed to reflect that the Company changed its name from Petroleum Geo-Services ASA to PGS ASA, effective May 9, 2019

CUSIP Number _________

American Depositary

Shares (Each American

Depositary Share

representing one (1)

fully paid Ordinary Share)

[FORM OF FACE OF]

AMERICAN DEPOSITARY RECEIPT

FOR

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED ORDINARY SHARES

of

PGS ASA

(Incorporated under the laws of Norway)

DEUTSCHE BANK TRUST COMPANY AMERICAS, as depositary (herein called the "Depositary"), hereby certifies that _____________is the owner of ______________ American Depositary Shares, representing deposited ordinary shares, or evidence of the right to receive such shares (herein called the "Shares"), of PGS ASA, a corporation organized under the laws of Norway (herein called the "Company"). At the date of the Deposit Agreement (as hereinafter defined), each American Depositary Share represents rights attributable to 1 Share* deposited under the Deposit Agreement with the Custodian which at the date of execution of the Deposit Agreement is DNB Bank ASA. The ratio of ADSs to Shares is subject to subsequent amendment as provided in Article VI of the Deposit Agreement.  The Depositary's Principal Office is located at 60 Wall Street, New York, New York 10005, U.S.A.

* Subject to change as provided in Article IV of the Deposit Agreement.

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(1)           The Deposit Agreement. This American Depositary Receipt is one of an issue of American Depositary Receipts ("ADRs"), all issued and to be issued upon the terms and conditions set forth in the Amended and Restated Deposit Agreement, dated as of March 27, 2013, (as amended and supplemented from time to time, the "Deposit Agreement"), by and among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADSs evidenced by ADRs, each of whom by accepting an ADS becomes bound by all the terms and provisions thereof.  The Deposit Agreement sets forth the rights of Holders of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash are herein called "Deposited Securities"). Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and the Custodians. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified in their entirety by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Terms defined in the Deposit Agreement and not otherwise defined herein have the same defined meanings set forth in the Deposit Agreement.

(2)           Surrender of Receipts and Withdrawal of Deposited Securities. Upon Delivery at the Principal Office of the Depositary of ADSs (and if applicable, the ADRs evidencing such ADSs) for the purpose of withdrawal of the Deposited Securities represented thereby, and upon payment of the fee of the Depositary for the cancellation of ADSs as set forth in Section 5.09 of the Deposit Agreement and Exhibit B thereto  and provided in Paragraph (6) of this Receipt and payment of all taxes, duties and other governmental charges and fees payable in connection with the Delivery of Deposited Securities against Delivery of ADSs, and subject to the terms and conditions of the Deposit Agreement and the Articles of Association of the Company the Holder of such ADSs shall be entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by such American Depositary Shares.

Delivery of such Deposited Securities may be made through VPS or by the delivery of a certificate or certificates therefor, or any other appropriate evidence of title thereto, properly endorsed or accompanied by proper instruments of transfer to such Holder or as ordered by him.  Such delivery shall be made, as hereinafter provided, without unreasonable delay.

A Receipt surrendered pursuant hereto shall be properly endorsed in blank or accompanied by proper instruments of transfer in blank, and the Holder thereof shall execute and deliver to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be delivered to or upon the written order of the person or persons designated in such order.  Upon satisfaction of each of the conditions specified above, the Depositary shall direct the Custodian to deliver at the office of such Custodian, subject to Sections 2.06, 3.01 and 3.02 of the Deposit Agreement, and to the other terms and conditions of the Deposit Agreement, to or upon the written order of the person or persons designated in the order delivered to the Depositary as above provided, the amount of Deposited Securities represented by such ADSs, except that the Depositary may make delivery to such person or persons at the Principal Office of the Depositary of any dividends or distributions with respect to the Deposited Securities represented by such ADSs, or of any proceeds of sale of any dividends, distributions or rights with respect to the Deposited Securities, which may at the time be held by the Depositary.

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At the request, risk and expense of any Holder surrendering a Receipt, and for the account of such Holder, the Depositary shall direct a Custodian to forward a certificate or certificates or other appropriate evidence of title and other proper documents of title for the Deposited Securities represented by such ADSs to the Depositary for delivery at the Principal Office of the Depositary.  Such direction shall be given by letter, cable, telex, SWIFT message or, at the risk and expense of the person Delivering the ADSs, by facsimile or other electronic transmission.

Notwithstanding the foregoing, the surrender of outstanding ADSs and withdrawal of Deposited Securities may not be suspended, except as required in connection with (i) temporary delays caused by closing the transfer books of the Depositary or the Company (or the appointed agent for the Company for the transfer and registration of Shares) or the deposit of Shares in connection with voting at a shareholders' meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the Deposited Securities and (iv) other circumstances specifically contemplated by Instruction I.A(1) of the General Instructions to Form F-6 (a such General Instructions may be amended from time to time).

(3)           Transfers, Split-ups and Combinations. The Depositary, subject to the terms and conditions of the Deposit Agreement, shall register from time to time transfers of Receipts (and the ADSs represented thereby) on its transfer books upon any surrender of a Receipt by the Holder in person or by duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by applicable law.  Thereupon the Depositary shall execute a new Receipt or Receipts, if applicable, and deliver the same to or upon the order of the person entitled thereto.

The Depositary, subject to the terms and conditions of the Deposit Agreement, shall upon surrender of a Receipt or Receipts (and the ADSs represented thereby) for the purpose of effecting a split-up or combination of such Receipt or Receipts, execute and deliver a new Receipt or Receipts for any authorized number of American Depositary Shares requested, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.

(4)           Limitations on Issuance, Execution and Delivery, Transfer and Surrender of Receipts.  As a condition precedent to the issuance, execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or ADSs or transfer or withdrawal of any Deposited Securities, the Depositary or the Custodian may require payment from the presentor of the Receipt or ADSs, or the depositor of the Shares, of a sum sufficient to reimburse it for any tax or other governmental charge (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and any stock transfer or registration fee with respect thereto and payment of any applicable fees as herein provided in Section 5.09 of the Deposit Agreement and Exhibit B attached thereto, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with (A) any laws or governmental regulations relating to the execution and delivery of Receipts or American Depositary Shares or to the withdrawal or delivery of Deposited Securities and (B) such reasonable regulations and procedures as the Depositary may establish consistent with the provisions of the Deposit Agreement and applicable law.

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The issuance of ADSs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the issuance of ADSs against the deposit of particular Shares may be withheld, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfers of Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the Receipts or Shares are listed, or under any provision of the Deposit Agreement or provisions of, or governing, the Deposited Securities, or any meeting of shareholders of the Company or for any other reason.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act prior to being offered and sold publicly in the United States, unless a registration statement is in effect as to such Shares for such offer and sale.  The Depositary shall comply with written instructions of the Company not to accept for deposit under the Deposit Agreement any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with securities laws in the United States.

(5)           Liability of Holder for Taxes. If any present or future tax or other governmental charge shall become payable by the Depositary or the Custodian with respect to any Deposited Securities evidenced by any ADS or ADR, such tax or other governmental charge shall be payable by the Holders and Beneficial Owners to the Depositary and such Holders and Beneficial Owners shall be deemed liable therefor.  The Company, the Custodian and/or the Depositary may withhold or deduct from any distributions made in respect of Deposited Securities and may sell for the account of a Holder and/or Beneficial Owner any or all of the Deposited Securities and apply such distributions and sale proceeds in payment of such taxes (including applicable interest and penalties) or charges, with the Holder and the Beneficial Owner remaining fully liable for any deficiency.  In addition to any other remedies available to it, the Depositary and the Custodian may refuse the deposit of Shares, and the Depositary may refuse to issue ADSs, to deliver ADRs, register the transfer, split-up or combination of ADRs and (subject to the last paragraph of Section 2.05 of the Deposit Agreement) the withdrawal of Deposited Securities, until payment in full of such tax, charge, penalty or interest is received.  Every Holder and Beneficial Owner agrees to, and shall, indemnify the Depositary, the Company, the Custodian and each and every of their respective officers, directors, employees, agents and Affiliates against, and hold each of them harmless from, any claims with respect to taxes, additions to tax (including applicable interest and penalties thereon) arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for or by such Holder and/or Beneficial Owner.  The obligations of Holders and Beneficial Owners of Receipts under Section 3.02 of the Deposit Agreement shall survive any transfer of Receipts, any surrender of Receipts and withdrawal of Deposited Securities, or the termination of the Deposit Agreement.

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(6)          Agreements by Depositor. Any person presenting Shares for deposit, any Holder and any Beneficial Owner may be required, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary or the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, legal or beneficial ownership of ADSs and Deposited Securities, compliance with applicable laws and the terms of the Deposit Agreement and the provisions of, or governing, the Deposited Securities or other information; to execute such certifications and to make such representations and warranties, and to provide such other information and documentation, in all cases as the Depositary may deem necessary or proper or as the Company may reasonably require by written request to the Depositary consistent with its obligations hereunder. The Depositary may withhold the delivery or registration of transfer of any ADR or ADSs or the distribution or sale of any dividend or other distribution of rights or the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed, or such certificates are executed or such representations and warranties are made.  The Depositary shall from time to time on the written request advise the Company of the availability of any such proofs, certificates or other information and shall, at the Company's sole expense, provide or otherwise make available copies thereof to the Company upon written request therefor by the Company, unless such disclosure is prohibited by law.  Each Holder and Beneficial Owner agrees to provide any information requested by the Company or the Depositary pursuant to this paragraph.  Nothing herein shall obligate the Depositary to (i) obtain any information for the Company if not provided by the Holders or Beneficial Owners or (ii) verify or vouch for the accuracy of the information so provided by the Holders or Beneficial Owners.

(7)          Warranties of Depositors.  Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares are duly authorized, validly issued, fully paid non-assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and (v) the Shares presented for deposit are not, and the ADSs issuable upon such deposit will not be, Restricted Securities (except as contemplated in Section 2.12 of the Deposit Agreement), and (vi) the Shares presented for deposit have not been stripped of any rights or entitlements.  Such representations and warranties shall survive the deposit and withdrawal of Shares, issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs.  If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(8)          Charges of Depositary.  The Depositary shall charge the following fees:

(i)	Issuance Fee: to any person depositing Shares or to whom ADSs are issued upon the deposit of Shares, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement (excluding issuances as a result of distributions described in paragraph (iv) below);

(ii)	Cancellation Fee: to any person surrendering ADSs for cancellation and withdrawal of Deposited Securities, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered;

(iii)	Cash Distribution Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements);

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(iv)	Stock Distribution/Rights Exercise Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs; and

(v)	Other Distribution Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares).

(vi)	Depositary Services Fee: to any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

Holders, Beneficial Owners, persons depositing Shares for deposit and persons surrendering ADSs for cancellation and for the purpose of withdrawing Deposited Securities shall be responsible for the following charges:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing or withdrawing Shares or Holders and Beneficial Owners of ADSs;

(d)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(e)	such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs; and

(f)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the delivery or servicing of Deposited Securities.

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All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by Paragraph (21) of this ADR and as contemplated in the Deposit Agreement.  The Depositary will provide, without charge, a copy of its latest fee schedule to Holder or Beneficial Owner upon request.

Depositary fees payable upon (i) deposit of Shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of Deposited Securities will be charged by the Depositary to the person to whom the ADSs so issued are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation to the Depositary (in the case of ADS cancellations).  In the case of ADSs issued by the Depositary into DTC or presented for surrender to the Depositary via DTC, the ADS issuance and cancellation fees will be payable to the Depositary by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) surrendering the ADSs to the Depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s) as in effect at the time.  Depositary fees in respect of distributions are payable to the Depositary by Holders as of the applicable record date established by the Depositary.  In the case of distributions of cash, the amount of the applicable Depositary fees is deducted by the Depositary from the funds being distributed.  In the case of distributions other than cash and the Depositary’s service fee, the Depositary will invoice the applicable Holders as of the record date established by the Depositary.  For ADSs held through DTC, the Depositary fees for distributions other than cash and the Depositary’s service fee are charged by the Depositary to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such fees to the Beneficial Owners for whom they hold ADSs.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement making available a portion of the Depositary’s fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.  The Company shall pay to the Depositary such fees and charges and reimburse the Depositary for such out-of-pocket expenses as the Depositary and the Company may agree from time to time.  Responsibility for payment of such charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary.  Unless otherwise agreed, the Depositary shall present its statement for such expenses and fees or charges to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The right of the Depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement.  As to any Depositary, upon the resignation or removal of such Depositary as described in Section 5.04 of the Deposit Agreement, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

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(9)           Title to Receipt. It is a condition of this Receipt, and every successive Holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the American Depositary Shares evidenced hereby), when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a certificated security under the laws of the State of New York; provided, however, that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement, and for all other purposes.  Neither the Depositary nor the Company shall have any obligation nor be subject to any liability under the Deposit Agreement or any ADR to any holder or any Beneficial Owner unless, in the case of a holder of ADSs, such holder is the Holder registered on the books of the Depositary or, in the case of a Beneficial Owner, such Beneficial Owner, or the Beneficial Owner’s representative, is the Holder registered on the books of the Depositary.

(10)         Validity of Receipt. This Receipt and the ADS represented hereby shall not be entitled to any benefits under the Deposit Agreement or be valid or enforceable for any purpose against the Depositary or the Company, unless this Receipt has been (i) dated, (ii) signed by the manual or facsimile signature of a duly-authorized signatory of the Depositary, (iii) countersigned by the manual or facsimile signature of a duly-authorized signatory of the Registrar, and (iv) registered in the books maintained by the Registrar for the registration of issuances and transfers of ADRs.  An ADR bearing the facsimile signature of a duly-authorized signatory of the Depositary or the Registrar, who at the time of signature was a duly authorized signatory of the Depositary or the Registrar, as the case may be, shall bind the Depositary, notwithstanding the fact that such signatory has ceased to be so authorized prior to the delivery of such ADR by the Depositary.

(11)         Available Information.  The Company publishes the information contemplated in Rule 12g3-2(b)(1)(iii) under the Exchange Act on its internet website or through an electronic information delivery system generally available to the public in the Company’s primary trading market.  The electronic information delivery system the Company intends to use for the publication of such reports is Thomson Reuters (or any successor thereof).  As of the date of the Deposit Agreement, as the same may be or have been most recently amended, the Company’s internet website is www.pgs.com.  The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Exchange Act or to take any action if the Company is not complying with those requirements.

The Company represents that as of the date of the Deposit Agreement, the statements in  Section 4.10 of the Deposit Agreement with respect to the exemption from registration under Rule 12g3-2(b) under the Exchange Act are true and correct.  The Company agrees to promptly notify the Depositary and all Holders in the event of any change in the truth of any such statements.

(12)         Ownership Restrictions. The Board of Directors of the Company may restrict transfers of Shares if such transfer might result in the ownership of Shares being contrary to applicable limits under any applicable law or regulation.

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(13)        Disclosure of Beneficial Ownership.

Any person, entity or group acting in concert that acquires or disposes of ADSs or Shares resulting in its beneficial ownership, directly or indirectly, exceeding or falling below in the aggregate the thresholds of 5%, 10%, 15%, 20%, 30% 50% or 75%, or such other percentage as may be required to be disclosed from time to time under any law, regulation, or practice of Norway, of the share capital or voting rights of the Company, shall promptly send to the Company at the address set forth in Section 7.05, by registered or certified mail, the following information:

(i)	the background, and identity, residence, and citizenship of, and the nature of such rights held by, such person and all other persons by whom or on whose behalf the purchases have been or are to be effected.

(ii)	the number of Shares and receipts which are beneficially owned, directly or indirectly, by such person and by each associate of such person giving the background, identity, residence, and citizenship of each such associate; and

(iii)	if any material change occurs in the facts set forth in the statements to the Company, an amendment shall be transmitted, within ten days after any such change occurs, to the Company setting forth such changes.

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Dated:	DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary

By:
Vice President

The address of the Principal Office of the Depositary is 60 Wall Street, New York, New York 10005, U.S.A.

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[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

(14)         Dividends and Distributions; Rights. Whenever the Company intends to make a distribution of a cash dividend or other cash distribution, the Company shall give timely notice thereof to the Depositary specifying, inter alia, the record date applicable for determining the holders of Deposited Securities entitled to receive such distribution.  Whenever the Custodian shall receive any cash dividend or other cash distribution by the Company on any Deposited Securities, the Depositary shall, subject to the provisions of Section 4.06, convert or cause to be converted such dividend or distribution into Dollars and shall distribute the amount thus received to the Holders of ADSs entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that in the event that the Company or its agent, the Depositary or a Custodian shall be required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Holders of ADSs representing such Deposited Securities shall be reduced accordingly. Such withheld amounts shall be forwarded by the Company, the Custodian or the Depositary to the relevant governmental authority.  Evidence of payment thereof by the Company shall be forwarded by the Company to the Depositary upon request.  The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder of ADSs a fraction of one cent.  Any such fractional amounts shall be rounded to the nearest whole cent and so distributed to Holders entitled thereto.  Holders and Beneficial Owners understand that in converting Foreign Currency, amounts received on conversion are calculated at a rate which exceeds three or four decimal places (the number of decimal places used by the Depositary to report distribution rates).  The excess amount may be retained by the Depositary as an additional cost of conversion, irrespective of any other fees and expenses payable or owing hereunder and shall not be subject to escheatment.  The Depositary will forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, such reports necessary to obtain benefits under the applicable tax treaties for the Holders and Beneficial Owners of Receipts.

Whenever the Company intends to distribute to the holders of Deposited Securities property other than cash, Shares or rights to purchase additional Shares, the Company shall give timely notice thereof to the Depositary and shall indicate whether or not it wishes such distribution to be made to Holders of ADSs. Whenever the Custodian shall receive any distribution other than cash, Shares or rights upon any Deposited Securities, the Depositary shall cause the securities or property received by such Custodian to be distributed to the Holders of ADSs entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, in any manner that the Depositary deems practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders of ADSs entitled thereto, or if for any other reason (including any requirement that the Company or the Depositary withhold an amount on account of taxes) the Depositary deems such distribution not to be practicable or the Company has failed to timely comply with the requirements of the first sentence of this Section 4.03 or with Section 5.07 of the Deposit Agreement, the Depositary may adopt such method as it deems practicable for the purpose of effecting such distribution, including the sale (at public or private sale, at such place or places and upon such terms as it may deem proper) of the securities or property thus received, or any part thereof, and, in such case, the net proceeds of any such sale shall be distributed by the Depositary to the Holders of ADSs entitled thereto as in the case of a distribution received in cash.

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Whenever the Company intends to make a distribution that consists of a dividend in, or free distribution of, Shares, the Company shall give timely notice thereof to the Depositary, specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such distribution.  Subject to the last sentence of this Section 4.04, if any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may distribute to the Holders of outstanding ADSs entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, additional ADSs representing the number of Shares received as such dividend or free distribution.  In lieu of delivering ADSs for fractional American Depositary Shares in any such case, the Depositary may sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.02 of the Deposit Agreement.  If additional ADSs are not so distributed (except pursuant to the preceding sentence or if the Shares are otherwise sold by the Depositary), each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.  Notwithstanding the foregoing, in the event that the Depositary determines that a distribution in Shares may not legally or practicably be made to some or all Holders, whether directly or as provided in the preceding sentence, the Depositary may sell such Shares and remit the proceeds thereof to the Holders entitled thereto as in the case of a distribution in cash.

Whenever the Company intends to distribute to the holders of the Deposited Securities rights to subscribe for additional Shares the Company shall give timely notice thereof to the Depositary specifying, inter alia, the record date applicable to holders of Deposited Securities entitled to receive such distribution and whether or not it wishes such rights to be made available to Holders of ADSs. The Depositary shall, after consultation with the Company, take action as follows:

(i)  if at the time of the offering of any rights the Depositary determines that it is lawful and practicable to make such rights available to Holders of ADSs by means of warrants or otherwise, the Depositary shall distribute warrants or other instruments therefor in such forms as it may determine to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities, or employ such other method as it may deem practicable in order to facilitate the exercise, sale or transfer of rights by such Holders; or

(ii)  if at the time of the offering of any rights the Depositary reasonably determines that it is not lawful or not practicable to make such rights available to Holders of ADSs by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the Depositary in its discretion may sell such rights or such warrants or other instruments at public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the proceeds of any such sale for the accounts of the Holders of ADSs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of the application of exchange restrictions with regard to a particular Holder, or the date of delivery of any ADSs, or otherwise.

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If the Depositary reasonably determines that it is not lawful and practicable to make any such rights available to Holders or to sell any such rights as provided above, the Depositary shall allow such rights to lapse.  If registration under the Securities Act of the rights and the securities to which any rights relate is required in order for the Company to offer such rights to Holders of ADSs and to sell the securities represented by such rights, the Depositary will not offer such rights to the Holders of ADSs unless and until such a registration statement is in effect, or unless the offering and sale of such securities to the Holders of such ADSs are exempt from registration under the provisions of the Securities Act; provided that nothing in the Deposit Agreement shall create, or shall be construed to create, any obligation on the part of the Company to file such a registration statement or to endeavor to have such a registration statement declared effective.

(15)         Record Dates. Whenever necessary in connection with any distribution (whether in cash, Shares, rights or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of or solicitation of holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date ("ADS Record Date") as close as practicable to the record date fixed by the Company with respect to the Shares (if applicable) for the determination of the Holders who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, or to give or withhold such consent, or to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each ADS or for any other reason. Subject to applicable law and the terms and conditions of this Receipt and the Deposit Agreement, only the Holders of record at the close of business in New York on such ADS Record Date shall be entitled to receive such distributions, to give such voting instructions, to receive such notice or solicitation, or otherwise take action.

(16)         Voting of Deposited Securities.   Subject to the next sentence, as soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS Record Date in respect of such meeting or solicitation of consent or proxy. Provided that the Company has sent written notice of any meeting of shareholders to the Depositary at least four weeks (or such other time period as may be approved by the Company's shareholders in accordance with its Articles of Association and Norwegian law) prior to the relevant meeting, the Depositary shall at the Company's expense and provided no U.S. legal prohibitions exist, mail by regular, ordinary mail delivery (or by electronic mail or as otherwise may be agreed between the Company and the Depositary in writing from time to time) or otherwise distribute to Holders as of the ADS Record Date: (a) such notice of meeting or solicitation of consent or proxy; (b) a statement that the Holders at the close of business on the ADS Record Date will be entitled, subject to any applicable law, the Company's constituent documents and the provisions of or governing the Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Shares or other Deposited Securities represented by such Holder's American Depositary Shares; and (c) a brief statement as to the manner in which such instructions may be given. Voting instructions may be given only in respect of a number of American Depositary Shares representing an integral number of Shares or other Deposited Securities. Upon the timely receipt of written instructions of a Holder on the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall (i) endeavor, insofar as practicable and permitted under applicable law, the provisions of this Deposit Agreement, the Company's constituent documents and the provisions of or governing the Deposited Securities, to vote or cause the Custodian to vote the Shares and/or other Deposited Securities (in person or by proxy) represented by American Depositary Shares evidenced by such Receipt in accordance with such voting instructions, and (ii) provide the Company with evidence of beneficial ownership of the relevant Holders.

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Neither the Depositary nor the Custodian shall, under any circumstances exercise any discretion as to voting, and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of for purposes of establishing a quorum or otherwise, the Shares or other Deposited Securities represented by American Depositary Shares except pursuant to and in accordance with such written instructions from Holders. Shares or other Deposited Securities represented by ADSs for which no specific voting instructions are received by the Depositary from the Holder shall not be voted.

Notwithstanding the above, save for applicable provisions of Norwegian law, the Depositary shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities or the manner in which such vote is cast or the effect of any such vote.

There can be no assurance that Holders or Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

The Depositary will not charge Holders for the voting services described in this Article.

(17)         Changes Affecting Deposited Securities. Upon any change in par value, split-up, subdivision, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger, amalgamation or consolidation or sale of assets affecting the Company or to which it is otherwise a party, any securities which shall be received by the Depositary or the Custodian in exchange for, or in conversion of or replacement or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Securities under this Deposit Agreement, and the Receipts shall, subject to the provisions of this Deposit Agreement and applicable law, evidence American Depositary Shares representing the right to receive such additional securities.  Alternatively, the Depositary may, with the Company's approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement, either (a) execute and Deliver additional Receipts as in the case of a stock dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts, in either case, as well as in the event of newly deposited Shares, with necessary modifications to the form of Receipt contained in Exhibit A hereto, specifically describing such new Deposited Securities and/or corporate change or (b) sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (i) fees and charges of, and expenses incurred by, the Depositary and (ii) taxes and/or governmental charges) for the account of the Holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to Section 4.01 of the Deposit Agreement. To the extent the Company does not promptly instruct or approve, the Depositary may act under (b) above as if the Company requested the same.  The Depositary shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Holders in general or to any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

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(18)         Reports; Inspection of Transfer Books. The Depositary shall make available for inspection by Holders at its Principal Office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary shall, at the request and expense of the Company, also distribute to Holders copies of such reports when furnished by the Company pursuant to Section 5.06 of the Deposit Agreement.

(19)         Taxation. The Depositary will, and will instruct the Custodian to, forward to the Company or its agents such information from its records as the Company may reasonably request to enable the Company or its agents to file necessary tax reports with governmental authorities or agencies. The Depositary, the Custodian or the Company and its agents may, but shall not be obligated to, file such reports as are necessary to reduce or eliminate applicable taxes on dividends and on other distributions in respect of Deposited Securities under applicable tax treaties or laws for the Holders and Beneficial Owners. Holders and Beneficial Owners of American Depositary Shares may be required from time to time, and in a timely manner, to file such proof of taxpayer status, residence and beneficial ownership (as applicable), to execute such certificates and to make such representations and warranties, or to provide any other information or documents, as the Depositary or the Custodian may deem necessary or proper to fulfill the Depositary's or the Custodian's obligations under applicable law.

The Company shall remit to the appropriate governmental authority or agency any amounts required to be withheld by the Company and owing to such governmental authority or agency.  Upon any such withholding, the Company shall remit to the Depositary information about such taxes and/or governmental charges withheld or paid, and, if so requested, the tax receipt (or other proof of payment to the applicable governmental authority) therefor, in each case, in a form satisfactory to the Depositary.  The Depositary shall, to the extent required by U.S. law, report to Holders: (i) any taxes withheld by it; (ii) any taxes withheld by the Custodian, subject to information being provided to the Depositary by the Custodian; and (iii) any taxes withheld by the Company, subject to information being provided to the Depositary by the Company. The Depositary and the Custodian shall not be required to provide the Holders with any evidence of the remittance by the Company (or its agents) of any taxes withheld, or of the payment of taxes by the Company, except to the extent the evidence is provided by the Company to the Depositary.  Neither the Depositary nor the Custodian shall be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder's or Beneficial Owner's income tax liability.  The Company shall not be liable to any Holder or Beneficial Owner for the failure by any such Holder or Beneficial Owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder's or Beneficial Owner's income tax liability.

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In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary shall withhold the amount required to be withheld and may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes and charges and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes and charges to the Holders entitled thereto in proportion to the number of American Depositary Shares held by them respectively.

The Depositary is under no obligation to provide the Holders and Beneficial Owners with any information about the tax status of the Company. The Depositary shall not incur any liability for any tax consequences that may be incurred by Holders and Beneficial Owners on account of their ownership of the American Depositary Shares, including without limitation, tax consequences resulting from the Company (or any of its subsidiaries) being treated as a "Passive Foreign Investment Company" (as defined in the U.S. Internal Revenue Code and the regulations issued thereunder) or otherwise.

(20)         Certain Rights of the Depositary; Limitations. Subject to the further terms and provisions of Section 5.10 of the Deposit Agreement, the Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.  In its capacity as Depositary, the Depositary may (i) issue ADSs prior to the receipt of Shares (each such transaction a "Pre-Release Transaction") as provided below and (ii) Deliver Shares upon the receipt and cancellation of ADSs that were issued in a Pre-Release Transaction, but for which Shares may not yet have been received. The Depositary may receive ADSs in lieu of Shares under (i) above and receive Shares in lieu of ADSs under (ii) above.  Each such Pre-Release Transaction will be (a) subject to a written agreement whereby the person or entity (the "Applicant") to whom ADSs or Shares are to be Delivered (1) represents that at the time of the Pre-Release Transaction the Applicant or its customer owns the Shares or ADSs that are to be Delivered by the Applicant under such Pre-Release Transaction, (2) agrees to indicate the Depositary as owner of such Shares or ADSs in its records and to hold such Shares or ADSs in trust for the Depositary until such Shares or ADSs are Delivered to the Depositary or the Custodian, (3) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares or ADSs, and (4) agrees to any additional restrictions or requirements that the Depositary deems appropriate, (b) at all times fully collateralized with cash, United States government securities or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) Business Days' notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The Depositary will normally limit the number of ADSs and Shares involved in such Pre-Release Transactions at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems appropriate.  The Depositary may also set limits with respect to the number of ADSs and Shares involved in Pre-Release Transactions with any one person on a case by case basis as it deems appropriate.

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The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).

 (21)        Liability of the Company and the Depositary. Neither the Depositary, the Custodian or the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or shall incur any liability to Holders, Beneficial Owners or any third parties (i) if the Depositary, the Custodian or the Company or their respective controlling persons or agents shall be prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and any Receipt, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Kingdom of Norway or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of the Company's constituent documents or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Company's constituent documents or provisions of or governing Deposited Securities, (iii) for any action or inaction of the Depositary, the Custodian or the Company or their respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for the inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of American Depositary Shares or (v) for any special, consequential, indirect or punitive damages for any breach of the terms of the Deposit Agreement or otherwise.

The Depositary, its controlling persons, its agents, the Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement.

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(22)         Obligations of Depositary.  The Company and the Depositary and their respective directors, officers, affiliates, employees and agents assume no obligation and shall not be subject to any liability under the Deposit Agreement or any Receipts to any Holder(s) or Beneficial Owner(s) or other persons (except for the Company's and the Depositary's obligations specifically set forth in Section 5.08), provided, that the Company and the Depositary and their respective directors, officers, affiliates, employees and agents agree to perform their respective obligations specifically set forth in the Deposit Agreement or the applicable ADRs without gross negligence or willful misconduct.

Without limitation of the foregoing, neither the Depositary, nor the Company, nor any of their respective controlling persons, directors, officers, Affiliates, employees or agents, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses (including fees and disbursements of counsel) and liabilities be furnished as often as may be required (and no Custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary).

In no event shall the Depositary, the Company or any of their respectives directors, officers, employees, agents (including, without limitation, its Agents) and/or Affiliates, or any of them, be liable for any indirect, special, punitive or consequential damages to the Holders, Beneficial Owners or any other person.

The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast (provided that any such action or omission is in good faith) or the effects of any vote.  The Depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities or for any tax consequences that may result from the ownership of ADSs, Shares or Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company, or for any action or non action by it in reliance upon the opinion, advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder or any other person believed by it in good faith to be competent to give such advice or information.  The Depositary and its agents shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without gross negligence or willful misconduct while it acted as Depositary.

(23)         Resignation and Removal of Depositary. The Depositary may at any time resign as Depositary by written notice of its resignation delivered to the Company, such resignation to be effective upon the earlier of (i) the 60th date after delivery thereof to the Company (whereupon the Depositary shall be entitled to take the actions contemplated in Section 6.02 of the Deposit Agreement), or (ii) the appointment by the Company of a successor depositary and its acceptance of such appointment as hereinafter provided.

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The Depositary may at any time be removed by the Company by written notice of such removal, which removal shall be effective on the later of (i) the 60th day after delivery thereof to the Depositary (whereupon the Depositary shall be entitled to take the actions contemplated in Section 6.02 of the Deposit Agreement), or (ii) upon the appointment by the Company of a successor depositary and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York.  Every successor depositary shall be required by the Company to execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed (except as required by applicable law), shall become fully vested with all the rights, powers, duties and obligations of its predecessor (other than as contemplated in Sections 5.08 and 5.09 of the Deposit Agreement).  The predecessor depositary, upon payment of all sums due it and on the written request of the Company shall, (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in Sections 5.08 and 5.09 of the Deposit Agreement), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADSs and such other information relating to ADSs and Holders thereof as the successor may reasonably request.  Any such successor depositary shall promptly provide notice of its appointment to such Holders.

Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(24)         Amendment of Deposit Agreement and Receipts. The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than stock transfer or other taxes and other governmental charges, transfers or registration fees, cable, telex or facsimile transmission costs, delivery costs and expenses of the Depositary in connection with conversion of foreign currency into Dollars), or which shall otherwise prejudice any substantial existing right of Holders of ADSs, shall, however, not become effective as to outstanding ADSs until the expiration of thirty (30) days after the Depositary shall have given a notice of amendment of the Deposit Agreement to the Holders of ADSs.  Every Holder of ADSs at the time any amendment of the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADSs, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADSs to surrender such ADSs and receive therefor the Deposited Securities represented thereby. Notice of any amendment to the Deposit Agreement or form of Receipts shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission's, the Depositary's or the Company's website or upon request from the Depositary).  The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the American Depositary Shares to be registered on Form F-6 under the Securities Act or (b) the American Depositary Shares or the Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such American Depositary Share or Shares, to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement as amended and supplemented thereby. In no event shall any amendment or supplement impair the right of the Holder to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the Receipt at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, rules or regulations.

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(25)         Termination of Deposit Agreement. The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination.  If sixty (60) days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04 of the Deposit Agreement, the Depositary may terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination.  The date so fixed for termination of the Deposit Agreement in any termination notice so distributed by the Depositary to the Holders of ADSs is referred to as the “Termination Date”.  Until the Termination Date, the Depositary shall continue to perform all of its obligations under the Deposit Agreement, and the Holders and Beneficial Owners will be entitled to all of their rights under the Deposit Agreement.

If any ADSs shall remain outstanding after the Termination Date, the Registrar and the Depositary shall not, after the Termination Date, have any obligation to perform any further acts under the Deposit Agreement, except that the Depositary shall, subject, in each case, to the terms and conditions of the Deposit Agreement, continue to (i) collect dividends and other distributions pertaining to Deposited Securities, (ii) sell securities and other property received in respect of Deposited Securities, (iii) deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any securities or other property, in exchange for ADSs surrendered to the Depositary (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Section 5.09 of the Deposit Agreement), and (iv) take such actions as may be required under applicable law in connection with its role as Depositary under the Deposit Agreement.

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At any time after the expiration of six months from the Termination Date, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and shall after such sale hold un-invested the net proceeds of such sale, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account and without liability for interest, for the pro-rata benefit of the Holders whose ADSs have not theretofore been surrendered.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement except (i) to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case, the fees and charges of, and expenses incurred by, the Depositary, and all applicable taxes or governmental charges for the account of the Holders and Beneficial Owners, in each case upon the terms set forth in Section 5.09 of the Deposit Agreement), and (ii) as may be required at law in connection with the termination of the Deposit Agreement.  After the Termination Date, the Company shall be discharged from all obligations under the Deposit Agreement, except for its obligations to the Depositary under Sections 5.08, 5.09 and 7.06 of the Deposit Agreement.  The obligations under the terms of the Deposit Agreement of Holders and Beneficial Owners of ADSs outstanding as of the Termination Date shall survive the Termination Date and shall be discharged only when the applicable ADSs are presented by their Holders to the Depositary for cancellation under the terms of the Deposit Agreement.

(26)         Compliance with U.S. Securities Laws. Notwithstanding anything in the Deposit Agreement to the contrary, the Company and the Depositary have each agreed that it will not exercise any rights it has under the Deposit Agreement to prevent the withdrawal or delivery of Deposited Securities in a manner which would violate the United States securities laws, including, but not limited to, Section IA.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

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